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                                                                      Exhibit 99

NEWS RELEASE

Contact:
David Higie
E-mail: CorpCom@mbakercorp.com


                            MICHAEL BAKER CORPORATION
                        ANNOUNCES ADOPTION OF RIGHTS PLAN

                  PITTSBURGH, PA (11/16/99) -- Michael Baker Corporation (Nasdaq-Amex:BKR) announced today that, effective November 11, 1999, its Board of Directors adopted a Rights Plan and declared a dividend of one share for each outstanding Common Share of the Company as of the close of business on November 30, 1999.

                  Initially, the Rights are not exercisable and certificates will not be issued. The Rights become exercisable and will trade separately from the Common Stock following the first public announcement that any person or group has acquired at least 25% of Michael Baker's outstanding Common Stock, or following the commencement or the announcement of an intention to commence a tender offer, which would result in that person or group acquiring beneficial ownership of at least 25% of the outstanding shares of Common Stock.

                  "Michael Baker believes Rights Plans have been an effective tool for many public companies seeking to preserve and enhance shareholder value," said Richard L. Shaw, chief executive officer. "The Rights Plan will help us ensure that any proposed transaction involving Michael Baker is in the best interests of all of our shareholders. The adoption of the plan is not in response to any specific effort to acquire control of Michael Baker, nor is the Board aware of any such effort."

                  Initially, each Right will entitle shareholders to buy one one-hundredth of a share of the Company's Common Stock at an exercise price of $27.00.
                  If any person or group acquires 25% or more of the Company's Common Stock, the Rights not held by the 25% shareholder would become exercisable to purchase Michael Baker Common Stock at a 50-percent discount. The plan provides that, at any time after a person or group acquires 25% of the Company's Common Stock and prior to the acquisition by that person or group of 50% or more of the outstanding Common Stock, the board may exchange the Rights (other than the, which will have become void), at an exchange ratio of one share of Common Stock per Right.

                  The Rights will expire on November 16, 2009, unless earlier redeemed or exchanged by Michael Baker, as provided in the Rights Plan. The board may elect to redeem the Rights at $0.001 per Right.

                  Additional details of the Rights Plan are contained in a letter that will be mailed to Michael Baker's shareholders of record as of November 30, 1999.

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                  Michael Baker Corporation (www.mbakercorp.com) provides
engineering, construction management, and operations and technical services through its five global business units: buildings, civil, energy, environmental, and transportation.

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Michael Baker Corporation
P.O. Box 12259, Pittsburgh PA 15231
http://www.mbakercorp.com

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